AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARKADOS GROUP, INC.

ARKADOS WIRELESS TECHNOLOGIES, INC.

AND

ASTER WIRELESS INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 13, 2007, among Arkados Group, Inc., a Delaware corporation (“Parent”), Arkados Wireless Technologies, Inc., a Delaware corporation and a newly formed wholly owned subsidiary of Parent (“Arkados”) and Aster Wireless Inc., a Delaware corporation (“Aster”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“Delaware Law”), Parent, Arkados and Aster intend to enter into a business combination transaction.

B. The Board of Directors of Arkados (i) has determined that the Merger (as defined in Section 1.2 below) is consistent with and in furtherance of the long-term business strategy of Arkados and fair to, and in the best interests of, Arkados and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has adopted a resolution declaring the Merger advisable.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has approved the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”).

D. The Board of Directors of Aster (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Aster and fair to, and in the best interests of, Aster and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to recommend that the stockholders of Aster adopt this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Aster shall be merged with and into Arkados (the “Merger”), the separate corporate existence of Aster shall cease and Arkados shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “ Surviving Corporation.”

1.2  Effective Time. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement

(the “Closing”) will take place at the offices of Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger substantially in the form annexed hereto as Exhibit A (or like instrument, a “Certificate of Merger”) with respect to the Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time at which the Merger has become fully effective (or such later time as may be agreed in writing by Parent and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

1.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Arkados and Aster shall vest in the Surviving Corporation, and all debts, liabilities and duties of Aster shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificates of Incorporation; Bylaws. (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Arkados as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the Delaware Law and the terms of such Certificate of Incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, (i) the Bylaws of Arkados as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time, until thereafter amended in accordance with Delaware Law and the terms of Certificate of Incorporation of the Surviving Corporation and such By Laws.

1.5  Directors and Officers. (a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Arkados immediately prior to the Effective Time shall be the directors of the Surviving Corporation and at and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Arkados immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6  Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Arkados, Aster or the holders of any of the following securities, the following shall occur:

(a) Conversion of Aster Capital Stock. (i) Common Stock. Each share of Common Stock, par value $0.001 per share of Aster (the “Aster Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any share of Aster Common Stock to be canceled and extinguished pursuant to Section 1.6(b) will be automatically converted (subject to Sections 1.6(d) and (e)) into 0.454545 shares of Common Stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), such that the holders of Aster Common Stock will, in the aggregate, receive 100,000 shares of Parent Common Stock. If any shares of Aster Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Aster, then the shares of Parent Common Stock issued in exchange for such shares of Aster Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

(ii) Series A Preferred Stock. Each share of Series A Preferred Stock, par value $0.001 per share of Aster (the “Aster Series A Stock”) issued and outstanding immediately prior to the Effective Time (excluding any share of Aster Series A Stock to be canceled and extinguished pursuant to Section 1.6(b) will be automatically converted (subject to Sections 1.6(d) and (e)) into 0.15342 shares of Parent Common Stock, such that the holders of Aster Series A Stock will, in the aggregate, receive 100,000 shares of Parent Common Stock. If any shares of Aster Series A Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Aster, then the shares of Parent Common Stock issued in exchange for such shares of Aster Series A Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

(iii) Series A1 Preferred Stock. Each share of Series A1 Preferred Stock, par value $0.001 per share of Aster (the “Aster Series A1 Stock”) issued and outstanding immediately prior to the Effective Time (excluding any share of Aster Series A1 Stock to be canceled and extinguished pursuant to Section 1.6(b) will be automatically converted (subject to Sections 1.6(d) and (e)) into 1.96230 shares of Parent Common Stock, such that the holders of Aster Series A1 Stock will, in the aggregate, receive 800,000 shares of Parent Common Stock. If any shares of Aster Series A1 Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Aster, then the shares of Parent Common Stock issued in exchange for such shares of Aster Series A1 Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Aster Common Stock, Aster Series A Stock and Aster Series A1 Stock are collectively referred to as the “Aster Stock.” The holders of the Aster Stock will receive, in the aggregate, 1,000,000 shares of Parent Common Stock as a result of the Merger and such shares are referred to herein as the “Merger Consideration.”

(b) Cancellation of Aster Stock. Each share of Aster Stock held by Aster immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Aster Stock Options/Warrants. Prior to the Effective Time, all options and warrants to purchase Aster Common Stock then outstanding shall be cancelled.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, occurring or having a record date on or after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers. In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with .5 being rounded up).

1.7  Surrender of Certificates. (a) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Aster Stock.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall mail to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Aster Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.6(a). Upon surrender of Certificates for cancellation to the Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Aster Stock were converted pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Aster Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Certificate of Incorporation or Bylaws of Parent or under Delaware Law.

(c) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer (including the signature guaranty of an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee Medallion program, pursuant to S.E.C. Rule 17Ad-15) and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer fees or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) Required Withholding. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Aster Stock such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Parent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Parent Common Stock, Aster Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8  No Further Ownership Rights in Aster Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Aster Stock. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Aster Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9  Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Aster Stock represented by such Certificates were converted pursuant to Section 1.6(a); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10  Tax Treatment. It is intended by the parties hereto that the Merger shall constitute reorganizations within the meaning of Section 368(a) of the Code. Each of the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a triangular merger under Section 368(a)(2)(D) of the Code (and comparable provisions of any applicable state or local laws) and with the Merger being qualified as a reorganization described in Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws).

1.11  Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation (and/or their respective successors in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Aster, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Aster and otherwise) to take all such necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ASTER

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Arkados and Parent by Aster on or prior to entering into this Agreement (the “Aster Schedule”), Aster hereby represents and warrants to Arkados and Parent that (all references to “Schedules” in this Agreement, unless otherwise specifically stated, are references to schedules attached to the Aster Schedule):

2.1  Organization of Aster. (a) Aster is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Aster Material Adverse Effect. As used in this Agreement, “Aster Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Aster as a whole, or on the ability of the Aster to consummate the transactions contemplated by this Agreement; it being understood, however, that Aster’s continuing to incur losses, as long as such losses are in the ordinary course of business and are comparable to those incurred by Aster prior to the date hereof, shall not, alone, be deemed to be a Aster Material Adverse Effect and neither shall any effect caused by (i) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy; (ii) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the electronics industries, (iii) any adverse change, event or effect resulting from the execution of this Agreement or the consummation or announcement of the transactions contemplated hereby (except to the extent resulting from the breach by Seller of a representation, warranty or covenant) or the taking of any action permitted by this Agreement, (iv) any adverse change, event or effect resulting from any changes in any applicable law, rule or regulation or generally accepted accounting principles, or (v) any adverse change, event or effect resulting from the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving the United States of America or any part thereof.

(b) Aster does not have any subsidiaries and does not control, directly or indirectly, or have any equity participation or similar interest in any entity.

(c) Aster has delivered or made available to Arkados and Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Aster as amended to date, and each such instrument is in full force and effect. Aster is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments, subject only to the adoption by Aster’s stockholders of this Agreement and an amendment to the Certificate of Incorporation of Aster amending Section 5(a)(4)(C) of paragraph THIRD of the Certificate of Incorporation of Aster to fix the distribution of the Merger Consideration.

2.2  Aster Capital Structure. The authorized capital stock of Aster consists of 3,000,000 shares of Common Stock, par value $.001 per share, of which there were 220,000 shares issued and outstanding as of December 31, 2006; 780,000 shares of Series A Preferred Stock, par value $.001 per share, 651,799 of which are issued and outstanding as of December 31, 2006; and 615,384 Series A1 Preferred Stock, par value $.001 per share, 407,685 of which are issued and outstanding as of December 31, 2006. All outstanding shares of Aster Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Aster, or any agreement or document to which Aster is a party or by which it is bound. As of December 31, 2006, Aster had reserved an aggregate of 230,770 shares of Aster Common Stock for issuance to holders of warrants to purchase shares of Aster Common Stock. Such warrants are set forth in Schedule 2.2 and are referred to as the “Aster Warrants.” All shares of Aster Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

2.3  Obligations With Respect to Capital Stock. Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Aster, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Aster is a party or by which it is bound obligating Aster to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Aster or obligating Aster to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except as set forth in Schedule 2.3, there are no registration rights and, to the knowledge of Aster there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Aster.

2.4  Authority. (a) Assuming the adoption by Aster’s stockholders of this Agreement and an amendment to the Certificate of Incorporation of Aster amending Section 5(a)(4)(C) of paragraph THIRD of the Certificate of Incorporation of Aster to fix the distribution of the Merger Consideration, (i) Aster has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Aster, (iii) a vote of the holders of at least a majority of the outstanding shares of the Aster Common Stock is required for Aster’s stockholders to approve and adopt this Agreement and approve the Mergers, (iv) this Agreement has been duly executed and delivered by Aster and, assuming the due authorization, execution and delivery by Arkados and Parent constitute the valid and binding obligations of Aster, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity, (v) the execution and delivery of this Agreement by Aster does not, and the performance of this Agreement by Aster will not, (x) conflict with or violate the Certificate of Incorporation or Bylaws of Aster (the “Aster Charter Documents”) or the equivalent organizational documents of any of its Subsidiaries, (y) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Aster or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (z) except as set forth in Schedule 2.4, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Aster’s rights or alter the rights or obligations of any third party under, or to Aster’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Aster pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Aster is a party or by which Aster or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (y) or (z), individually or in the aggregate, reasonably be expected to have a Aster Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Aster in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing with the Secretary of State of Delaware of the Certificates of Merger and the amendment to the Certificate of Incorporation of Aster amending Section 5(a)(4)(C) of paragraph THIRD of the Certificate of Incorporation of Aster to fix the distribution of the Merger Consideration, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Aster Material Adverse Effect.

2.5  Aster Financial Statements. Attached to Schedule 2.5 is the audited balance sheets of Aster as of November 30, 2006 together with the related consolidated statements of income and cash flows for the fiscal periods of Aster then ended, all certified by Rotenberg & Co., LLP, Aster’s independent public accountants whose audit reports thereon are included therewith the “Aster Financial Statements”). The Aster Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, and each fairly presents the financial position of Aster as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated. Except as disclosed in the Aster Financial Statements, Aster does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Aster, except liabilities incurred since the date of the Aster Financial Statements in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Aster Material Adverse Effect.

2.6  Absence of Certain Changes or Events. Other than as set forth on Schedule 2.6, except as contemplated by this Agreement, since the date of the Aster Financial Statements, Aster has conducted its business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a Aster Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Aster or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Aster, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Aster in accounting principles, practices or methods. Since the date of the Aster Balance Sheet, except as set forth in Schedule 2.6, there has not been any increase in the compensation payable or that could become payable by Aster to officers or key employees or any amendment of the Aster Option Plans other than increases or amendments in the ordinary course of business consistent with past practice or (y) as required by any relevant employment agreement, option agreement or (z) which, individually or in the aggregate, would not reasonably be expected to have a Aster Material Adverse Effect.

2.7  Taxes. (a) For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law); and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b) Aster (i) has timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes); and (ii) has timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). Between December 31, 2002 and the Closing Date, Aster has not incurred (or will incur) a Tax liability other than a Tax liability in the ordinary course of business and in accordance with past custom and practice. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Aster Financial Statements and, to Aster’s knowledge, there are no material unresolved questions or claims concerning Aster’s tax liability. To Aster’s knowledge Aster’s Tax Returns have been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Aster that are not adequately reserved for in accordance with GAAP. No Encumbrance exists for Taxes with respect to any of the assets or properties of Aster.

(c) Aster does not have outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(d) Aster is not a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) Except as set forth on Schedule 2.7, Aster shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(f) Except as set forth on Schedule 2.7, Aster has not made with respect to Aster any consent under Section 341 of the Code, no property of Aster is “tax exempt use property” within the meaning of Section 168(h) of the Code, and none of the assets of Aster is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(g) Aster has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(h) To Aster’s knowledge the net operating losses (“NOL”) of Aster are not, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Aster.

(i) Aster is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(j) As of the date hereof, to the knowledge of Aster, Aster or its affiliates has not taken or agreed to take any action or failed to take any action that would prevent the Mergers from constituting a reorganization within the meaning of Section 368(a) of the Code.

(k) Any deficiency resulting from any audit or examination relating to Taxes of Aster by any Taxing Authority has been timely paid.

(l) Except as set forth on Schedule 2.7, no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Aster.

2.8  Patents and Trademarks. As used in this Agreement, “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, divisionals, substitutions, continuations-in-part, provisionals, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade names, logos, corporate names and Internet domain names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith,

(iv) all trade secrets and confidential business information (including ideas, research and development, copyrights, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer programs and software (including data and related documents), (vi) all know-how , research information, research data and notebooks and (vii) all other proprietary rights. Schedule 2.8 contains a complete list of all Intellectual Property registered in Aster’s name and material to Aster’s business as conducted as of the date hereof (collectively, the “Aster Registered Intellectual Property”). Except as set forth on Schedule 2.8, Aster owns, free and clear of any Encumbrances, all right, title and interest to the Aster Registered Intellectual Property. With respect to Intellectual Property, other than the Aster Registered Intellectual Property, used or held for use by Aster in its business as conducted as of the date hereof (the “Other Intellectual Property”), Aster owns, controls or has a right to use, to the extent necessary to conduct its business in a manner generally consistent with its past practice, such Other Intellectual Property which is material to Aster’s business. Except as set forth on Schedule 2.8, Aster is not a party to any outstanding options, licenses or agreements of any kind relating to (i) any Other Intellectual Property owned by any other person or entity (other than agreements with respect to commercially available “off-the-shelf” computer software) or (ii) the Aster Registered Intellectual Property. Aster has not during the preceding three years received any communications or claims nor, to Aster’s knowledge, is there any threatened claim, alleging that Aster has infringed upon, or, by conducting its business as proposed, would infringe upon the intellectual property rights of any other person which such infringement would have a Aster Material Adverse Effect. Except as set forth on Schedule 2.8, to the knowledge of Aster, no third party has interfered with, infringed upon or misappropriated any of Aster’s rights to the Aster Registered Intellectual Property or Other Intellectual Property which such interference, infringement or misappropriation would constitute a Aster Material Adverse Effect.

2.9  Compliance; Permits; Restrictions. (a) Except as disclosed on Schedule 2.9, to Aster’s knowledge Aster is not in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Aster or by which its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Aster is a party or by which Aster or its properties is bound or affected except for those defaults or violations which would not be reasonably expected to have a Aster Material Adverse Effect. Except as disclosed on Schedule 2.9 to the knowledge of Aster, no investigation or review by any Governmental Entity is pending or threatened against Aster, nor has any Governmental Entity indicated in writing an intention to conduct the same other than those which would not reasonably be expected to have a Aster Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Aster which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Aster, any acquisition of material property by Aster or the conduct of business by Aster as currently conducted.

(b) Aster hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which would be necessary to the conduct of the business of Aster except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Aster Material Adverse Effect (collectively, the “Aster Permits”). Aster is in compliance in all material respects with the terms of the Aster Permits.

2.10  Litigation. Except as set forth on Schedule 2.10, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Aster or as to which Aster has received any notice of assertion nor, to Aster’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Aster seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Aster Material Adverse Effect.

2.11  Brokers’ and Finders’ Fees. Aster has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12  Labor Agreements and Actions; Employee Benefit Plans. (a) Aster is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Aster, has sought to represent any of the employees, representatives, or agents of Aster. There is no strike or other labor dispute involving the Aster pending or, to the knowledge of Aster, threatened, nor does Aster have knowledge of any labor organization activity involving its employees.

(b) Schedule 2.12(b) contains a complete list of each pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding or not, sponsored, maintained, contributed to or required to be contributed to by (i) Aster with respect to current or former employees or any current or former director or consultant of Aster, and/or (ii) any trade or business, whether or not incorporated, that together with Aster would be deemed a “single employer” that includes Aster within the meaning of Section 4001(a)(14) of ERISA, and the rules and regulations promulgated thereunder (collectively, “Aster Benefit Plans”); provided that each informal or unwritten Aster Benefit Plan is described in summary form in Schedule 2.12(b).

(c) True and complete copies of all (i) Aster Benefit Plans, including but not limited to, any trust instruments and insurance contracts forming a part of any Aster Plans, and all amendments thereto and summaries of unwritten Aster Benefit Plans; (ii) the three (3) most recent actuarial valuations, if any, prepared for each applicable Aster Benefit Plan; (iii) the three (3) most recent reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each applicable Aster Benefit Plan or related trust; (iv) the most recent determination letters received from the Internal Revenue Service, if any, for each applicable Aster Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) the most recent summary plan description, together with the most recent summary of material modifications, if any, required under ERISA with respect to each applicable Aster Benefit Plan; and (vi) all material communications to any Aster Employees relating to each Aster Benefit Plan have been provided or made available to Arkados and Parent.

(d) To Aster’s knowledge, all Aster Benefit Plans that are “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Aster Employees, to the extent subject to ERISA, are in substantial compliance with ERISA, the Code, and all other applicable law. As of the date hereof, other than claims for benefits submitted in the ordinary course by participants or beneficiaries under the Aster Benefit Plans, no material claim against any Aster Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving, any Aster Benefit Plan, is pending, or to the knowledge of Aster, threatened.

(e) Aster has no obligations for retiree health and life benefits under any Aster Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on Aster, except as required under §601 of ERISA.

(f) Except as set forth in Schedule 2.12(f), the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Aster to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust other otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Aster Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Aster Benefit Plans.

(g) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Aster or any of its Subsidiaries, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any employment arrangement or Aster Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(h) Schedule 2.12(h) contains a complete and correct list of all employees of Aster indicating their salary for 2005 and 2006.

2.13  Absence of Liens and Encumbrances. Aster has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any encumbrances, charges, claims equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature except (i) as reflected in the Aster Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Aster Material Adverse Effect (collectively the “Encumbrances”).

2.14  Environmental Matters. (a) Hazardous Materials Activities. Except as would not reasonably be likely to result in an Aster Material Adverse Effect (in any individual case or in the aggregate), (i) Aster has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) in violation of any law in effect on or before the Closing Date, and (ii) Aster has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Aster’s knowledge, threatened concerning any Aster Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Aster. Aster does not have knowledge of any fact or circumstance which could involve Aster in any environmental litigation or impose upon Aster any environmental liability.

2.15  Agreements. (a) Except as set forth in Schedule 2.15(a), there are no written agreements between Aster and any of its officers, directors, employees or shareholders or any affiliate thereof.

(b) Except as set forth in Schedule 2.15(b), there are no written agreements, to which Aster is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, the Aster in excess of $5,000, (ii) are material to the conduct and operations of the Aster’s business or properties (including, without limitation, the license of any Intellectual Property to or from Aster), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of Aster’s products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) of duration of six months or more and not cancelable without penalty by Aster on 30 days or less notice or (vi) relating to the sale, lease, pledge or other disposition of any material assets of or to Aster.

(c) Except as set forth in Schedule 2.15(c), Aster, nor to Aster’s knowledge any other party to a Aster Contract (as defined below), is in breach, violation or default under, and Aster has not been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Aster or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in Schedules 2.15(a) or 2.15(b) (any such agreement, contract or commitment, a “Aster Contract”) in such a manner as would permit any other party to cancel or terminate any such Aster Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Aster Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Aster and, to Aster’s knowledge with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Aster Contracts will continue to be legal, valid, binding and enforceable and in full force and effect with respect to Aster immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Aster has not been notified in writing that any party to any of the Aster Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of Aster Contracts, whether in connection with the transactions contemplated hereby or otherwise does Aster have any knowledge of any intention by any party to any Aster Contract to effect any of the foregoing.

2.16  Board Approval. The Board of Directors of Aster has, as of the date of this Agreement, (i) determined that the Mergers are fair to and in the best interests of Aster and its stockholders, (ii) determined to recommend that the stockholders of Aster adopt this Agreement and (iii) duly approved the Mergers, this Agreement and the transactions contemplated hereby.

2.17  Disclosure. No representation or warranty of the parties to this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND ARKADOS

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Aster by Arkados on or prior to entering into this Agreement (the “Arkados Schedule”), each of Parent and Arkados hereby represents and warrants to Aster that:

3.1 Organization. Parent and Arkados are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing could not have a material adverse effect on the business, results of operations or financial condition of Parent taken as a whole, other than any effect caused by (i) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy; (ii) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the electronics industries, (iii) resulting from the execution of this Agreement or the consummation or announcement of the transactions contemplated hereby (except to the extent resulting from the breach by Parent or Arkados of a representation, warranty or covenant) or the taking of any action permitted by this Agreement, (iv) resulting from any changes in any applicable law, rule or regulation or generally accepted accounting principles, or (v) resulting from the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving the United States of America or any part thereof (a “Parent Material Adverse Effect”). There are no facts or circumstances with respect to the existence, good standing, power, authority or qualification of any subsidiary of Parent that have had, or could, individually or in the aggregate, have a Parent Material Adverse Effect.

3.2 Capitalization.

(a) (i) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock. Parent has no other class or series of capital stock outstanding. As of January 6, 2007, there were 25,049,961 shares of Parent Common Stock issued and outstanding. Except as contemplated by this Agreement or as described in Parent Reports (defined below), as of the date hereof, there are no existing options, warrants, calls subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Parent Option Plans, which obligate Parent to issue, transfer or sell any shares of capital stock of Parent.

(ii) The Merger Consideration, upon issuance on the terms and conditions specified in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b) The authorized capital stock of Arkados consists of 100 shares of common stock, no par value per share (“Arkados Common Stock”), all of which shares are issued and outstanding and owned by Parent. Notwithstanding any provisions to the contrary, Parent may, in its sole discretion, increase or decrease the number of shares of authorized Arkados Common Stock and the number of shares of Arkados Common Stock issued and outstanding owned by Parent. Arkados has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

3.3 Authorization; Binding Agreement. Each of Parent and Arkados has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Arkados of the transactions contemplated hereby has been approved by the board of directors of Parent, the board of Directors of Arkados and Parent as the sole stockholder of Arkados and duly and validly authorized by all necessary corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute legal, valid and binding obligations of Parent and Arkados, as the case may be, enforceable against Parent and Arkados in accordance with their respective terms, except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
3.4 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation, articles of incorporation or by-laws or equivalent governing instruments of Parent or Arkados, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Parent is a party or by which it or any portion of its properties or assets may be bound or (c) violate any Legal Requirements applicable to the Parent or any portion of Parent’s properties or assets, except with respect to clauses (b) and (c) such matters that, individually or in the aggregate, have not had and could not have a Parent Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Parent prepared by it since the initial registration of its shares (including, without limitation, its Registration Statement on Form 10-SB), in the form (including exhibits and any amendments thereto) filed with the U.S. Securities and Exchange Commission (the “SEC”) (collectively, the “Parent Reports”) (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied throughout the periods indicated, except as may be noted therein. Since the date of the most recent Parent Report, there has not been a Parent Material Adverse Effect.

(b) As of the date of the balance sheet set forth in the Parent Reports, Parent had no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and included in the Parent Reports and (ii) liabilities or obligations incurred in the ordinary course of business which are not material in amounts.

3.6 Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Parent that has not been obtained or made is required in connection with the execution or delivery by Parent or Arkados of this Agreement or the consummation by Parent or Arkados of the transaction contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Exchange Act, (c) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of Parent Common Stock contemplated under this Agreement, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent Parent or Arkados from consummating the transactions contemplated hereby.

3.7 144; Removal of Restrictive Legends.

(a) With a view to making available to holders of the Merger Consideration (each a “Holder”) the benefits of certain rules and regulations of the SEC which may permit the sale of the Merger Consideration to the public without registration, the Parent agrees at all times to:

(i) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Parent under the Securities Act and the Securities Exchange Act, and

(ii) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act.

(b) For purposes of facilitating sales pursuant to Rule 144A, so long as the Parent is not subject to the reporting requirements of Section 13 or 15(d) of the ‘33 Act, each Holder and any prospective purchaser of such Holder’s securities shall have the right to obtain from the Parent, upon request of the Holder prior to the time of sale, a brief statement of the nature of the business of the Parent and the products and services it offers and the Parent’s most recent balance sheet and profit and loss and retained earnings statements, and similar financial statements for the two (2) preceding fiscal years (the financial statements should be audited to the extent reasonably available).

(c) Upon request of a Holder, the Parent shall remove any restrictive legend from the certificates evidencing the Merger Consideration or issue to such Holder a new certificate therefor free of any transfer legend, if (i) there is an effective registration statement covering the securities represented by such certificate, or (ii) with such request, the Parent shall have received, at Holders expense (A) an opinion of counsel reasonably satisfactory to the Parent to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act, or (B) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Aster shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization, (ii) keep available the services of each of their present officers and employees, respectively, and (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2  Covenants of Aster. Except as permitted by the terms of this Agreement (including, (i) seeking adoption by Aster’s stockholders of this Agreement and an amendment to the Certificate of Incorporation of Aster amending Section 5(a)(4)(C) of paragraph THIRD of the Certificate of Incorporation of Aster to fix the distribution of the Merger Consideration, and (ii) causing all warrants for Aster’s common stock to be cancelled), without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Aster shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Except in the ordinary course of business consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Aster Registered Intellectual Property, or enter into grants to transfer or license to any person future patent rights; provided that in no event shall Aster license on an exclusive basis or sell any Aster Registered Intellectual Property (other than in connection with the abandonment of immaterial Aster Registered Intellectual Property after at least five business days’ written notice to Parent);

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Aster, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by Aster with employees hired after the date hereof), (ii) for the purpose of funding or providing benefits under any Aster Benefit Plans, Aster Option Plans, any other stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than the issuance, delivery and/or sale of shares of Aster Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement.

(g) Cause, permit or submit to a vote of Aster’s stockholders any amendments to the Aster Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments; provided, that Aster shall not be prohibited from entering into business development deals in the ordinary course of business;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Aster;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Aster, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(k) Adopt or amend any Aster Benefit Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”); pay any special bonus or special remuneration to any director or employee; or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law and except for (i) salary increases in the ordinary course of business consistent with past practice for non-officer employees, (ii) salary increases for officers in an amount not exceeding 5% of such officer’s salary on the date hereof and (iii) as set forth on Schedule 4.1(k);

(l) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Aster Balance Sheet or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Aster is a party or of which Aster is a beneficiary, in the case of both (i) and (ii) of this Section 4.1(l), which payment, discharge, satisfaction, waiver, termination, modification, release or failure to enforce has a value to Aster in excess of $5,000;

(m) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Aster Contracts disclosed in Schedule 2.15 or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent;

(n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Aster or any of its Subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(p) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (o) above.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1  Public Disclosure. Parent and Aster will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Mergers or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties will agree to the text of the joint press release announcing the signing of this Agreement.

5.2  Commercially Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Parent shall give prompt notice to Aster upon obtaining knowledge that any representation or warranty made by it, or Arkados contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Arkados to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Aster shall give prompt notice to Parent upon obtaining knowledge that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Aster to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3  Third Party Consents. On or before the Closing Date, Parent and Aster will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.4  Benefits; Prior Service. From and after the Effective Time, Aster employees shall be provided with employee benefits that are substantially similar to those provided to employees of Arkados who are similarly situated. Arkados shall cause employees of Aster to be credited with service with Aster for purposes of eligibility and vesting under each employee benefit plan maintained by Parent prior to the Effective Time. Arkados shall have the absolute discretion to (i) cash-out Aster employees accrued and unused vacation, personal and sick leave days or to (ii) carry over Aster employees’ accrued but unused vacation, personal and sick leave days; provided, that, such service shall not be recognized to the extent that such recognition would result in duplication of benefits.

5.5  Non-Disclosure, Invention Release and Non-Competition Agreements. Aster shall use its commercially reasonable efforts to cause employees of Aster who will become employees of Arkados from and after the Effective Time to enter into Arkados’ standard form of Non-Disclosure, Invention Release and Non-Competition Agreement prior to the Closing.

5.6  Conveyance Taxes. Parent, Arkados and Aster shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby.

5.7  No Negotiation. Until the Effective Date, or such time, if any, as this Agreement is terminated pursuant to Article VI below, Aster shall not, nor shall they permit any of their respective affiliates, directors, officers, employees, investment bankers, attorneys or other agents, advisors or representatives to, directly or indirectly, (a) sell, offer or agree to sell its business, by sale of shares or assets, merger or otherwise (an “Acquisition Transaction”) other than pursuant to this Agreement, (b) solicit or initiate the submission of any proposal for an Acquisition Transaction, or (c) participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with a possible Acquisition Transaction other than pursuant to this Agreement.

5.8  Survival after Closing. All of the covenants and obligations of the parties to this Agreement, which by their terms are to be performed or will become effective after the Closing, including without limitation, those contained in Section 3.7 shall survive the Closing.

5.9 Medical Coverage. Arkados and Parent shall take all steps necessary, and Parent shall cause its subsidiaries to take all steps necessary, to permit each person set forth on Schedule 6.2(d) and their eligible family members to obtain, immediately upon consummation of the

Closing, medical insurance coverage in accordance with, as applicable, the terms of such person’s offer letter in the form set forth as Exhibit B or the Consulting Agreement, including without limitation payment of any applicable premiums.

ARTICLE VI
CONDITIONS TO THE MERGERS

6.1  Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by all of Parent, Arkados and Aster:

(a) Stockholder Approval. This Agreement shall have been adopted and the Mergers shall have been duly approved (i) by the requisite vote under applicable law and the Arkados Charter Documents and (ii) by the unanimous written consent of the holders of shares of Aster Stock under applicable law and the Aster Charter Documents. The Share Issuance shall have been duly approved by the requisite vote under applicable law and the Certificate of Incorporation and Bylaws of Parent by the board of directors of Parent.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Merger.

(c) Schedules. Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient.

(d) Exhibits. The parties shall mutually agree upon the form and substance of all the agreement attached as Exhibits to this Agreement, which agreements shall be executed and delivered to each other at the Closing Date.

6.2  Additional Conditions to Obligations of Aster. The obligation of Aster to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Aster:

(a) Representations and Warranties. The representations and warranties of Parent and Arkados set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Aster shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and Arkados shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Aster shall have received a certificate to such effect signed on behalf of each of Parent and Arkados by an authorized officer of Parent.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent or Arkados Material Adverse Effect.

(d) Employees. Arkados, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“AI”) shall have offered employment to the persons set forth on Schedule 6.2(d) pursuant to the form of offer letter set forth as Exhibit B. Each person’s compensation shall be as set forth on Schedule 6.2(d), provided nothing contained herein shall restrict or limit the Surviving Corporation’s or AI’s right to terminate any such employee or modify such employee’s.

(e) Consulting Agreement. AI shall have entered into a consulting agreement with James C. Stoffel substantially in the form annexed hereto as Exhibit C (the “Consulting Agreement”).

6.3  Additional Conditions to the Obligations of Parent and Arkados. The obligations of Parent and Arkados to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Aster set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of Aster by the Chief Executive Officer of Aster to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, an Aster Material Adverse Effect.

(b) Agreements and Covenants. Aster shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Aster by an authorized officer of Aster.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred an Aster Material Adverse Effect.

(d) Conversion of Debt and Loans. Prior to or at Closing, Aster shall provide satisfactory evidence to Parent that except as disclosed on Schedule 6.3(d), any and all indebtedness (other than trade indebtedness incurred in the ordinary course of business consistent with past practices), promissory notes, shareholder and employee loans of Aster shall have been extinguished or converted into equity of Aster.

(e) Employees. The persons set forth on Schedule 6.2(d) shall have accepted Arkados’ employment offer and have each entered into an agreement and general release in substantially the form annexed hereto as Exhibit D, terminating their employment relationship with Aster.

(f) Consulting Agreement. James C. Stoffel shall have executed and delivered the Consulting Agreement.

(g) Cancellation of Warrants. All Aster Warrants shall have been cancelled or shall be cancelled upon consummation of the Merger, by written instrument executed by the holders of the Aster Warrants, reasonably acceptable to Parent.

(h) Financing. Arkados shall have completed a debt or equity financing or financings yielding aggregate gross proceeds of $500,000.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1  Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Arkados and Aster:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Aster;

(b) by either Parent or Aster if the Merger shall not have been consummated by February 28, 2007 (such date, or such other date that may be agreed by mutual written consent, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or Aster if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger;

7.2  Fees and Expenses. (a) Except as set forth in this Section 7.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger are consummated: As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

(b) Aster’s Expenses shall not exceed $35,000 and the holders of Aster Common Stock shall bear any Aster Expense in excess of that amount.

7.3  Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of Arkados and Aster, there shall not be any amendment that by law requires further approval by the stockholders of Arkados or Aster without the further approval of such stockholders. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Arkados and Aster.

7.4  Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

8.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Arkados:

Arkados Group, Inc.
220 Old New Brunswick Road, Suite 202
Piscataway, NJ 08854
Attention: Oleg Logvinov
Telecopy No.: (732) 465-9600

with a copy to:

Sommer & Schneider LLP
595 Stewart Avenue, Suite 710
Garden City, NY 11530
Attention: Herbert H. Sommer, Esq.
Telecopy No.: (516) 903-4000

(b) if to Aster, to

Aster Wireless Inc.
150 Lucius Gordon Drive
West Henrietta, NY 14586
Attention:
Telecopy No.:

with a copy to

Nixon Peabody LLP
1100 Clinton Square
Rochester, NY 14604
Attention: James Bourdeau, Esq.
Telecopy No.: (585) 263-1600

8.2  Interpretation. (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.3  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4  Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Schedule and the Aster Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements \

and understandings, both written and oral, among the parties with respect to the subject matter hereof. With the exception that (i) each stockholder of Aster shall be a third party beneficiary of Sections 1.6, 1.7, 3.2(a)(ii) and 3.7, and (ii) each person set forth on Schedule 6.2(d) shall be a third party beneficiary of Section 5.9, nothing in this Agreement, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person other than the parties and successors and assigns.

8.5  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.8  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9  Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10  Waiver of Jury Trial. EACH OF PARENT, ARKADOS AND ASTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ARKADOS AND ASTER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ARKADOS GROUP, INC.

By: / Oleg Logvinov/
Name: Oleg Logvinov
Title: Chief Executive Officer

ARKADOS WIRELESS TECHNOLOGIES, INC.

By: / Oleg Logvinov/
Name: Oleg Logvinov
Title: Chief Executive Officer

ASTER WIRELESS INC.

By: /James C Stofell/
Name: James C. Stoffel
Title: Chairman and CEO

EXHIBITS AND SCHEDULES TO
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ARKADOS GROUP, INC.,
ARKADOS, INC.,
AND
ASTER WIRELESS INC.

EXHIBIT A:	Form of Certificate of Merger
EXHIBIT B:	Form of Offer Letter
EXHIBIT C:	Form of Consulting Agreement
EXHIBIT D:	Form of Agreement and General Release
SCHEDULE 2.2	Aster Warrants
SCHEDULE 2.3	Capital Stock Obligations
SCHEDULE 2.4	Authority
SCHEDULE 2.5	Financial Statements
SCHEDULE 2.6	Changes or Events
SCHEDULE 2.7	Taxes
SCHEDULE 2.8	Patents and Trademarks
SCHEDULE 2.9	Compliance
SCHEDULE 2.10	Litigation
SCHEDULE 2.12(b)	Labor Agreements; Benefit Plans
SCHEDULE 2.12(f)	Severance; vesting
SCHEDULE 2.12(h)	Employees
SCHEDULE 2.15(a)	Written Agreements with employees, officers, directors, etc.
SCHEDULE 2.15(b)	Written Agreements
SCHEDULE 2.15(c)	Breach of Agreements or Contracts
SCHEDULE 4.1(k)	Benefit Plan Changes
SCHEDULE 6.2(d)	Employees

EXHIBIT A

Form of Certificate of Merger

********************************

CERTIFICATE OF MERGER

OF

ASTER WIRELESS, INC.

a Delaware corporation

with and into

ARKADOS WIRELESS TECHNOLOGIES, INC.

a Delaware corporation

**************************************
Pursuant to Section 251 of the General
Corporation Law of the State of Delaware
**************************************

Arkados Wireless Technologies, Inc., a Delaware corporation (the “Corporation”) does hereby certify:
FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

Arkados Wireless Technologies, Inc. - Delaware
Aster Wireless, Inc.                                - Delaware

SECOND: An Agreement and Plan of Merger, as amended (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the merger is ARKADOS WIRELESS TECHNOLOGIES, INC.

FOURTH: The Certificate of Incorporation of Arkados Wireless Technologies, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The executed Merger Agreement is on file at the offices of the Corporation, at 220 Old New Brunswick Road, Suite 202, Piscataway, NJ 08854 A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

IN WITNESS WHEREOF, Arkados Wireless Technologies, Inc. has caused this Certificate of Merger to be executed in its corporate name this ____ day of February, 2007.

ARKADOS WIRELESS TECHNOLOGIES, INC.

By:______________________________
Name: Oleg Logvinov
Title: CEO and President

EXHIBIT B

Form of Offer Letter

*************************************

ARKADOS, INC.
220 Old New Brunswick Rd.
Piscataway, NY 08854

February ___, 2007

_____________
_____________
_____________

Re: Employment Offer

Dear _____________:

Arkados, Inc. (the “Company”) is pleased to offer you employment, upon the following terms as set forth in this letter agreement (the “Agreement”):

1.  Your employment shall be effective as of the date of the effective date of the Merger ( the “Effective Date”). Your position will be ______________, and your initial annual base salary will be $________.

2.  You will receive an option to acquire _______ shares of the common stock of Arkados Group, Inc., the Company’s parent, (the “Stock Option Shares”) pursuant to the terms of the Company’s stock option plan and the stock option grant agreement attached hereto as Exhibit A. The exercise price of the option shall be the closing price of the Parent’s common stock on the business day immediately preceding the Effective Date.

3.  You will receive a signing bonus of $_____ which will be paid to you in equal installments during each of the first 8 pay periods of your employment. Your signing bonus will not be forfeit if your employment is terminated for any reason prior to the completion of such 8 pay periods.

4.  You will receive __ weeks of paid vacation in each of the first and second year of your employment by the Company and thereafter __ weeks of paid vacation each year. Such vacation days will not accumulate if not taken in the year earned. In addition you may take paid Holidays as established by the Company.

5.  You will be entitled to participate in all employment benefits (such as paid medical and dental insurance) and bonus plans equivalent to the benefits and plans that the Company provides, from time to time, in each case subject to the waiting periods set forth in such plans; provided, however, the time during which you were employed by Aster Wireless, Inc. shall be counted toward such waiting periods. If you are not eligible for immediate enrollment and coverage under the Company’s medical plan(s) in the Rochester, New York area and such other places as coverage is provided under the Company’s medical plan(s), until such time as you are eligible for, enrolled in and qualified to immediately receive such medical coverage, the Company shall pay you in advance of the date such payment is due (i) any amount required for you and your eligible family members to obtain continuation coverage under any medical plan under which you and your eligible family members were covered immediately preceding the Closing or (ii) arrange for and pay all premiums for you and your eligible family members to obtain medical insurance of comparable coverage to the Company’s medical plan, in the Rochester, New York area and such other places as coverage is provided, through any other medial insurance plan (the “Health Coverage Payment”). In addition to the foregoing payment, the Company will pay you an amount equal to any income tax required to be paid by you due to the Company’s payment of the Health Coverage Payment.

6.  Your employment will be “at will” and for no fixed term. Further, you agree that your employment will be subject to the terms of the Company’s standard employee invention, nondisclosure, and noncompetition agreements, copies of which will be provided to you prior to or upon commencement of employment. Execution of these agreements will be a condition to the commencement of your employment.

7.  Each party hereby acknowledges that the terms of this letter agreement are confidential and agrees not to discuss, publicize or otherwise disclose the existence of, or any of the terms and conditions contained in, this letter agreement without the express written consent of the other party; provided, however, that each party may disclose the terms and conditions of this letter: (a) as required by any court or other governmental body; (b) as required by applicable law or regulation; (c) in confidence, to legal counsel, accountants, banks, and potential financing sources and their respective advisors; (d) in connection with the enforcement of this letter; or (e) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

8.  This letter agreement contains the entire agreement between us relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings among the parties hereto, relating to the subject matter hereof. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto regarding the employment offer which is the subject matter hereof. No supplement, modification, amendment or waiver of any term, provision or condition of this letter agreement shall be binding or enforceable unless executed in writing by the parties hereto.

9.  This letter agreement is made in accordance with and shall be governed and construed under the laws of the State of New York as applied to agreements executed and performed entirely in New York by New York residents. In any legal action relating to this letter agreement, each party consents to the exercise of exclusive jurisdiction over it by a State Superior Court venued in or over Monroe County, New York.

10.  You agree that: (a) you have read this letter agreement; (b) you have the full legal capacity, power and authority to enter into and carry out this letter agreement and you are not under any prohibition or restriction, contractual, statutory or otherwise, against doing so, (c) you have been represented in the preparation, negotiation, and execution of this letter agreement by legal counsel of your own choice or that you have voluntarily declined to seek such counsel; (d) you understand the legal and binding effect of this letter agreement and of the releases it contains; (e) you execute this letter agreement voluntarily and without any duress or undue influence on the part or behalf of the parties hereto; (f) there is a risk that subsequent to the execution of this letter agreement, you will incur or suffer losses which are unknown and unanticipated at the time this letter agreement is signed, and that you expressly assume such risks; and (g) this letter agreement shall be binding upon you and your affiliates, agents, employees, managers, members, principals, representatives, as well as the successors and assigns of all of such parties

11.  You acknowledge that we have entered into this agreement with you for the express, intended benefit of our company, as well as our parent Arkados Group, and that each of the foregoing is an intended third party beneficiary of this agreement and as such, may enforce the terms and provisions of same that affect or relate to such party.

12.  This offer is contingent on your termination of employment by Aster Wireless, Inc. and the execution of a release.

We look forward to you joining us and your contribution. Please signify your agreement to the foregoing by countersigning this letter in the space provided below and returning a fully executed original to me at the address listed above. We have the right to revoke this offer at any time prior to your acceptance of same.

Sincerely,

Arkados, Inc.

___________________________________
By: Oleg Logvinov, CEO
 Agreed:

_________________________
Date: ________________________
Arkados Group, Inc. hereby unconditionally and irrevocably guarantees the full and prompt payment of all amounts required to be paid by the Company as set forth in this Agreement (collectively, the “Guaranteed Obligations”). The foregoing constitutes a guarantee of payment, and not of collection. The liability of Arkados Group hereunder is direct and unconditional, and may be enforced without requiring you first to resort to any other right, remedy, or security. Arkados Group waives all suretyship defenses and any right to seek contribution, indemnification, subrogation or reimbursement from the Company, until all of the Guaranteed Obligations have been indefeasibly paid in full.

Arkados Group, Inc.

_________________________
By: Oleg Logvinov, CEO

EXHIBIT A

Stock Option Grant Agreement

********************************************

Employee Stock Option Grant Agreement

Under The

Arkados Group, INC. 2004 Stock Option Plan

This Grant Agreement (the “Agreement”) is entered into by and between Arkados Group, Inc., a Delaware corporation (the “Company”), and the individual (the “Optionee”) specified on the Notice of Grant of Stock Options attached hereto and incorporated by reference herein (the “Notice of Grant of Stock Options”), effective as of February ___, 2007 (the “Grant Date”).

1. Grant of Option. The Company hereby grants to the Optionee, pursuant to the Arkados Group, Inc. 2004 Stock Option and Restricted Stock Plan (the “Plan”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant attached hereto as Exhibit 1, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan (Effect of Amendment or Termination), in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

(a) This Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code and shall be treated as a Nonqualified Stock Option (“NQO”). The Notice of Grant of Stock Options sets forth the following terms of the Option: (i) the Optionee, (ii) the number of shares of Stock subject to the Option, (iii) the Strike Price per share, and (iv) the date as of which the Option shall expire (the “Expiration Date”), at 5:00 p.m. Eastern Time, unless fully exercised or earlier terminated. The information provided on the Notice of Grant of Stock Options is in all respects subject to the terms of this Agreement.

2. Terminology. Unless stated otherwise in this Agreement, capitalized terms in this Agreement shall have the meaning set forth in the Plan. Except where the context otherwise requires, the term “Company” shall mean Arkados Group, Inc., a Delaware corporation.

3. Exercise of Option.

(a) Right to Exercise. Except as otherwise provided in this Agreement, this Option may be exercised as to its vested portion at any time and from time to time, in whole or in part, on or before the Expiration Date or earlier termination of the Option by executing the exercise notice in the form of Exhibit 2. To the extent not exercised, vested shares shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the Expiration Date or other termination of the Option. In the event of the Optionee’s death, disability, or other termination of employment, the exercisability is governed by Section 4 below.

(b) Vesting. Unless the Option has earlier terminated, Optionee shall vest in accordance with the vesting schedule set forth in the Notice of Grant or as otherwise set forth in the Plan.

(c) Exercise Procedure. Subject to the conditions set forth in this Agreement, this Option shall be exercised by delivery of written notice of exercise on any business day to the Corporate Secretary of the Company in such form as the Administrator may require from time to time. Such notice shall specify the number of shares in respect of which the Option is being exercised and shall be accompanied by full payment of the Strike Price for such shares in accordance with Section 3(d) of this Agreement. The exercise shall be effective upon receipt by the Corporate Secretary of the Company of such written notice accompanied by the required payment. The Option may be exercised only in multiples of whole vested shares and may not be exercised at any one time as to fewer than one hundred (100) shares (or such lesser number of shares as to which the Option is then exercisable). No fractional shares shall be issued pursuant to this Option.

(d) Method of Payment. Payment of the Strike Price shall be by any of the following, or a combination thereof, as determined by the Administrator in its discretion at the time of exercise:

i. By delivery of cash, certified or cashier’s check, or money order;

ii. By any other method approved by the Administrator.

Subject to such limitations as the Administrator may determine, at any time during which the Stock is publicly traded on a national securities exchange or NASDAQ, the Strike Price shall be deemed to be paid, in whole or in part, if the Optionee delivers a properly executed exercise notice, together with irrevocable instructions: (A) to a brokerage firm approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Strike Price and any withholding tax obligations that may arise in connection with the exercise, and (B) to the Company to deliver the certificates for such purchased shares directly to such brokerage firm.

(e) Issuance of Shares upon Exercise. Upon due exercise of the Option, in whole or in part, in accordance with the terms of this Agreement, the Company shall issue to the Optionee, or such other person exercising the Option, as the case may be, the number of shares of Stock so paid for, in the form of fully paid and nonassessable stock and shall deliver certificates therefor as soon as practicable thereafter. The stock certificates for any shares of Stock issued hereunder shall, unless such shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares.

4. Termination of Employment.

(a) Exercise Period Following Termination of Employment. Unless the Option has earlier terminated, if the Optionee’s employment with the Company is terminated, other than as a result of the causes set forth in clauses (b), (c) or (d) below: (i) this Option shall terminate immediately upon such termination to the extent of any unvested shares, and all unvested shares shall be forfeited, and (ii) this Option shall be exercisable during the 30-day period following such termination of employment with respect to any vested shares, but in no event after the

Expiration Date. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of the applicable exercise period noted above in this Section 4(a).

(b) Permanent Disability of Optionee. Notwithstanding the provisions of Section 4(a) above, if the Optionee’s employment with the Company terminates as a result of his Permanent Disability (as defined herein), (i) this Option shall terminate immediately upon such termination of employment to the extent of any unvested shares, and all unvested shares shall be forfeited, and (ii) this Option shall be exercisable during the six-month period following such termination of employment with respect to any vested shares, but in no event after the Expiration Date. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such six-month period. “Permanent Disability” shall have the meaning set forth in Optionee’s existing Employment Agreement with the Company. If no such Employment Agreement is in effect, then such term shall have the same meaning as set forth in the last existing employment agreement between Optionee and the Company or otherwise in accordance with the definition set forth in the Plan.

(c) Death of Optionee. If the Optionee dies before the Expiration Date or other termination of the Option, (i) this Option shall terminate immediately upon the Optionee’s death to the extent of any unvested shares, and all unvested shares shall be forfeited, and (ii) this Option shall be exercisable during the six-month period following the date of death of the Optionee with respect to any vested shares, but in no event after the Expiration Date, by the Optionee’s executor, personal representative, or the person(s) to whom this Option is transferred by will or the laws of descent and distribution. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such six-month period.

(d) Discharge for Cause. Notwithstanding anything to the contrary herein, this Option shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, immediately upon the Optionee’s discharge of employment for Cause. For purposes of this Section, the term “Cause” shall have the meaning set forth in existing Employment Agreement with the Company. If no such Employment Agreement is in effect, then such term shall have the same meaning as set forth in the last existing employment agreement between Optionee and the Company or as set forth in the Plan.

5. Adjustments and Business Combinations.

(a) Adjustments for Events Affecting Stock. In the event of changes in the Stock of the Company by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the number, kind, and price of shares covered by this Option, and shall, in its discretion and without the consent of the Optionee, make any other adjustments in this Option, including but not limited to reducing the number of shares subject to the Option or providing or mandating alternative settlement methods such as settlement of the Option in cash or in shares of Stock or other securities of the Company or of any other entity, or in any other matters which relate to the Option as the Administrator shall, in its sole discretion, determine to be necessary or appropriate; in each and every case consistent with Section 12 of the Plan.

(b) Adjustments for Unusual Events. The Administrator is authorized to make, in its discretion and without the consent of the Optionee, adjustments in the terms and conditions of,

and the criteria included in, the Option in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are consistent with the Plan and appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to the Optionee under the Option or the Plan.

(c) Binding Nature of Adjustments. Adjustments under this Section 5 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding, and conclusive. No fractional shares will be issued pursuant to this Option on account of any such adjustments.

6. Confidential Information. In consideration of the Option granted to the Optionee pursuant to this Agreement, the Optionee agrees and covenants that, except as specifically authorized by the Company, the Optionee will keep confidential any trade secrets or confidential or proprietary information of the Company which are now or which hereafter may become known to the Optionee as a result of the Optionee’s employment by the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm, Company, or other entity, or use the same in any way other than in connection with the business of the Company, at all times during and after the Optionee’s employment. The provisions of this Section 6 shall not narrow or otherwise limit the obligations and responsibilities of the Optionee set forth in any agreement of similar import entered into between the Optionee and the Company.

7. Non-Guarantee of Employment. Nothing in the Plan or this Agreement shall alter the at-will or other employment, consultant, or director status of the Optionee, nor be construed as a contract of employment between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, the Company, or as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice.

8. No Rights as a Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the shares of Stock that may be issued upon the exercise of the Option until such shares of Stock have been issued to him or her upon the due exercise of the Option. No adjustment shall be made for dividends or distributions or other rights for which the record date is before the date such certificate or certificates are issued.

9. Nonstatutory Nature of the Option. The Optionee acknowledges that, upon exercise of this Option, the Optionee will recognize taxable income in an amount equal to the excess of the then Fair Market Value of the shares over the Strike Price and must comply with the provisions of Section 10 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

10. Withholding of Taxes. At the time the NQO Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state, and local taxes required by law to be withheld, if any, which arise in connection with the Option. The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option. If the Optionee does not make such payment when requested, the Company may refuse to issue any Stock certificate under the Plan until arrangements satisfactory to the Administrator for such payment have been made. The Administrator may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Option either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

11. The Company’s Rights. The existence of this Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred, or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12. Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution, the word “Optionee” shall be deemed to include such person.

13. Nontransferability of Option. This Option is nontransferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee, the Option may be exercised only by the Optionee or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Option may not be assigned, transferred, pledged, hypothecated, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process.

14. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

15. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the stock option granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made before the execution of this Agreement with respect to the stock option granted hereunder shall be void and ineffective for all purposes.

16. Amendment. This Agreement may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

17. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than the conflict of laws principles thereof. All actions to enforce or interpret this Agreement shall be brought in an exclusive forum in New Jersey determined by the Administrator.

19. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

ARKADOS GROUP, INC.

By: ________________________
   Oleg Logvinov, CEO

The undersigned hereby acknowledges that he/she has carefully read this Agreement and the Plan and agrees to be bound by all of the provisions set forth in such documents.

OPTIONEE:

____________________________

Date: As of February ___, 2007

EXHIBIT 1

NOTICE OF GRANT OF STOCK OPTIONS

Optionee:

Grant Date:                                               February ___, 2007

Number of Shares Subject
To The Option:

Strike Price Per Share:                        $______

Vesting:                 Date     Number

February ___, 2008

February ___, 2009

February ___, 2010

Expiration Date:                                      February ___, 2014

EXHIBIT 2

FORM OF NOTICE OF EXERCISE

Administrator of 2004 Stock Option and Restricted Stock Plan
c/o Office of the Corporate Secretary
Arkados Group, Inc.
220 Old New Brunswick Road, 2nd Floor
Piscataway, NJ 08854

Gentlemen:

I hereby exercise the Stock Option granted to me on February 9, 2007, by Arkados Group, Inc. (the “Company”), subject to all the terms and provisions thereof and of the Arkados Group, Inc. 2004 Stock Option and Restricted Stock Plan (the “Plan”), and notify you of my desire to purchase ____________ shares of Common Stock of the Company at a price of $___________ per share pursuant to the exercise of said Option. This will confirm my understanding with respect to the shares to be issued to me by reason of this exercise of the Option (the shares to be issued pursuant hereto shall be collectively referred to hereinafter as the “Shares”), unless such exercise occurs after a registration statement is filed and effective, as follows:

(a) I am acquiring the Shares for my own account for investment with no present intention of dividing my interest with others or of reselling or otherwise disposing of any of the Shares.

(b) The Shares are being issued without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon one or more exemptions contained in the Act, and such reliance is based in part on the above representation.

(c) The certificates for the Shares to be issued to me will bear a legend substantially as follows:

“The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the Company of a favorable opinion of its counsel and/or submission to the Company of such other evidence as may be satisfactory to counsel for the Company, to the effect that any such transfer shall not be in violation of the Act and the State Acts.

“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Stock Restriction Agreement between the Company and the registered owner of this certificate (or his predecessor in interest), and no transfer of such shares may be made without compliance with that Agreement. A copy of that Agreement is available for inspection at the office of the Company upon appropriate request and without charge.”

Appropriate stop transfer instructions will be issued by the issuer to its transfer agent.

(d) Since the Shares have not been registered under the Act, they must be held indefinitely until an exemption from the registration requirements of the Act is available or they are subsequently registered, in which event the representation in Paragraph (a) hereof shall terminate. As a condition to any transfer of the shares, I understand that the issuer will require an opinion of counsel satisfactory to the issuer to the effect that such transfer does not require registration under the Act or any state securities law.

(e) The issuer is not obligated to comply with the registration requirements of the Act or with the requirements for an exemption under Regulation A or Regulation D under the Act for my benefit.

Total Amount Enclosed: $__________

Date:_______________________                           _______________________________
(Optionee)

EXHIBIT C

Form of Consulting Agreement

******************************************

Consultant Stock Option Grant Agreement

Under The

Arkados Group, INC. 2004 Stock Option Plan

This Grant Agreement (the “Agreement”) is entered into by and between Arkados Group, Inc., a Delaware corporation (the “Company”), and the individual (the “Optionee”) specified on the Notice of Grant of Stock Options attached hereto and incorporated by reference herein (the “Notice of Grant of Stock Options”), effective as of February __, 2007 (the “Grant Date”).

1. Grant of Option. The Company hereby grants to the Optionee, pursuant to the Arkados Group, Inc. 2004 Stock Option and Restricted Stock Plan (the “Plan”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant attached hereto as Exhibit 1, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan (Effect of Amendment or Termination), in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

(a) This Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code and shall be treated as a Nonqualified Stock Option (“NQO”). The Notice of Grant of Stock Options sets forth the following terms of the Option: (i) the Optionee, (ii) the number of shares of Stock subject to the Option, (iii) the Strike Price per share, and (iv) the date as of which the Option shall expire (the “Expiration Date”), at 5:00 p.m. Eastern Time, unless fully exercised or earlier terminated. The information provided on the Notice of Grant of Stock Options is in all respects subject to the terms of this Agreement.

2. Terminology. Unless stated otherwise in this Agreement, capitalized terms in this Agreement shall have the meaning set forth in the Plan. Except where the context otherwise requires, the term “Company” shall mean Arkados Group, Inc., a Delaware corporation.

3. Exercise of Option.

(a) Right to Exercise. Except as otherwise provided in this Agreement, this Option may be exercised as to its vested portion at any time and from time to time, in whole or in part, on or before the Expiration Date or earlier termination of the Option by executing the exercise notice in the form of Exhibit 2. To the extent not exercised, vested shares shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the Expiration Date or other termination of the Option. In the event of the Optionee’s death, disability, or other termination of employment, the exercisability is governed by Section 4 below.

(b) Vesting. Unless the Option has earlier terminated, Optionee shall vest in accordance with the vesting schedule set forth in the Notice of Grant or as otherwise set forth in the Plan.

(c) Exercise Procedure. Subject to the conditions set forth in this Agreement, this Option shall be exercised by delivery of written notice of exercise on any business day to the Corporate Secretary of the Company in such form as the Administrator may require from time to time. Such notice shall specify the number of shares in respect of which the Option is being exercised and shall be accompanied by full payment of the Strike Price for such shares in accordance with Section 3(d) of this Agreement. The exercise shall be effective upon receipt by the Corporate Secretary of the Company of such written notice accompanied by the required payment. The Option may be exercised only in multiples of whole vested shares and may not be exercised at any one time as to fewer than one hundred (100) shares (or such lesser number of shares as to which the Option is then exercisable). No fractional shares shall be issued pursuant to this Option.

(d) Method of Payment. Payment of the Strike Price shall be by any of the following, or a combination thereof, as determined by the Administrator in its discretion at the time of exercise:

i. By delivery of cash, certified or cashier’s check, or money order;

ii. By any other method approved by the Administrator.

Subject to such limitations as the Administrator may determine, at any time during which the Stock is publicly traded on a national securities exchange or NASDAQ, the Strike Price shall be deemed to be paid, in whole or in part, if the Optionee delivers a properly executed exercise notice, together with irrevocable instructions: (A) to a brokerage firm approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Strike Price and any withholding tax obligations that may arise in connection with the exercise, and (B) to the Company to deliver the certificates for such purchased shares directly to such brokerage firm.

(e) Issuance of Shares upon Exercise. Upon due exercise of the Option, in whole or in part, in accordance with the terms of this Agreement, the Company shall issue to the Optionee, or such other person exercising the Option, as the case may be, the number of shares of Stock so paid for, in the form of fully paid and nonassessable stock and shall deliver certificates therefor as soon as practicable thereafter. The stock certificates for any shares of Stock issued hereunder shall, unless such shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares.

4. Termination of Employment.

(a) Exercise Period Following Termination of Employment. Unless the Option has earlier terminated, if the Optionee no longer serves as a consultant to the Company, other than as a result of the causes set forth in clauses (b), (c) or (d) below: (i) this Option shall terminate immediately upon such termination to the extent of any unvested shares, and all unvested shares shall be forfeited, and (ii) this Option shall be exercisable until the Expiration Date with respect to any vested shares, but in no event after the Expiration Date. Unless sooner terminated, this

Option shall terminate in its entirety upon the expiration of the applicable exercise period noted above in this Section 4(a).

(b) Permanent Disability of Optionee. Notwithstanding the provisions of Section 4(a) above, if the Optionee’s employment with the Company terminates as a result of his Permanent Disability (as defined herein), (i) this Option shall terminate immediately upon such termination of employment to the extent of any unvested shares, and all unvested shares shall be forfeited, and (ii) this Option shall be exercisable during the six-month period following such termination of employment with respect to any vested shares, but in no event after the Expiration Date. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such six-month period. “Permanent Disability” shall have the meaning set forth in Optionee’s existing Employment Agreement with the Company. If no such Employment Agreement is in effect, then such term shall have the same meaning as set forth in the last existing employment agreement between Optionee and the Company or otherwise in accordance with the definition set forth in the Plan.

(c) Death of Optionee. If the Optionee dies before the Expiration Date or other termination of the Option, (i) this Option shall terminate immediately upon the Optionee’s death to the extent of any unvested shares, and all unvested shares shall be forfeited, and (ii) this Option shall be exercisable during the six-month period following the date of death of the Optionee with respect to any vested shares, but in no event after the Expiration Date, by the Optionee’s executor, personal representative, or the person(s) to whom this Option is transferred by will or the laws of descent and distribution. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such six-month period.

(d) Discharge for Cause. Notwithstanding anything to the contrary herein, this Option shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, immediately upon the Optionee’s discharge of employment for Cause. For purposes of this Section, the term “Cause” shall have the meaning set forth in existing Consulting Agreement with the Company. If no such Consulting Agreement is in effect, then such term shall have the same meaning as set forth in the last existing consulting agreement between Optionee and the Company or as set forth in the Plan.

5. Adjustments and Business Combinations.

(a) Adjustments for Events Affecting Stock. In the event of changes in the Stock of the Company by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the number, kind, and price of shares covered by this Option, and shall, in its discretion and without the consent of the Optionee, make any other adjustments in this Option, including but not limited to reducing the number of shares subject to the Option or providing or mandating alternative settlement methods such as settlement of the Option in cash or in shares of Stock or other securities of the Company or of any other entity, or in any other matters which relate to the Option as the Administrator shall, in its sole discretion, determine to be necessary or appropriate; in each and every case consistent with Section 12 of the Plan.

(b) Adjustments for Unusual Events. The Administrator is authorized to make, in its discretion and without the consent of the Optionee, adjustments in the terms and conditions of,

and the criteria included in, the Option in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are consistent with the Plan and appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to the Optionee under the Option or the Plan.

(c) Binding Nature of Adjustments. Adjustments under this Section 5 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding, and conclusive. No fractional shares will be issued pursuant to this Option on account of any such adjustments.

6. Confidential Information. In consideration of the Option granted to the Optionee pursuant to this Agreement, the Optionee agrees and covenants that, except as specifically authorized by the Company, the Optionee will keep confidential any trade secrets or confidential or proprietary information of the Company which are now or which hereafter may become known to the Optionee as a result of the Optionee’s employment by the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm, Company, or other entity, or use the same in any way other than in connection with the business of the Company, at all times during and after the Optionee’s employment. The provisions of this Section 6 shall not narrow or otherwise limit the obligations and responsibilities of the Optionee set forth in any agreement of similar import entered into between the Optionee and the Company.

7. Non-Guarantee of Employment. Nothing in the Plan or this Agreement shall alter the at-will or other employment, consultant, or director status of the Optionee, nor be construed as a contract of employment between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, the Company, or as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice.

8. No Rights as a Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the shares of Stock that may be issued upon the exercise of the Option until such shares of Stock have been issued to him or her upon the due exercise of the Option. No adjustment shall be made for dividends or distributions or other rights for which the record date is before the date such certificate or certificates are issued.

9. Nonstatutory Nature of the Option. The Optionee acknowledges that, upon exercise of this Option, the Optionee will recognize taxable income in an amount equal to the excess of the then Fair Market Value of the shares over the Strike Price and must comply with the provisions of Section 10 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

10. Withholding of Taxes. At the time the NQO Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state, and local taxes required by law to be withheld, if any, which arise in connection with the Option. The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option. If the Optionee does not make such payment when requested, the Company may refuse to issue any Stock certificate under the Plan until arrangements satisfactory to the Administrator for such payment have been made. The Administrator may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Option either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

11. The Company’s Rights. The existence of this Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred, or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12. Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution, the word “Optionee” shall be deemed to include such person.

13. Nontransferability of Option. This Option is nontransferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee, the Option may be exercised only by the Optionee or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Option may not be assigned, transferred, pledged, hypothecated, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process.

14. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

15. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the stock option granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made before the execution of this Agreement with respect to the stock option granted hereunder shall be void and ineffective for all purposes.

16. Amendment. This Agreement may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

17. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than the conflict of laws principles thereof. All actions to enforce or interpret this Agreement shall be brought in an exclusive forum in New Jersey determined by the Administrator.

19. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

ARKADOS GROUP, INC.

By: ________________________
      Oleg Logvinov, CEO

The undersigned hereby acknowledges that he/she has carefully read this Agreement and the Plan and agrees to be bound by all of the provisions set forth in such documents.

OPTIONEE:

____________________________
James Stoffel

Date: As of February ___, 2007

EXHIBIT 1

NOTICE OF GRANT OF STOCK OPTIONS

Optionee:                                                James Stoffel

Grant Date:                                             February ___, 2007

Number of Shares Subject
To The Option:                                       300,000 (NQO’s)

Strike Price Per Share:                      $______

Vesting:                                                   February 9, 2008

Expiration Date:                                     February 8, 2014

EXHIBIT 2

FORM OF NOTICE OF EXERCISE

Administrator of 2004 Stock Option and Restricted Stock Plan
c/o Office of the Corporate Secretary
Arkados Group, Inc.
220 Old New Brunswick Road, 2nd Floor
Piscataway, NJ 08854

Gentlemen:

I hereby exercise the Stock Option granted to me on February 9, 2007, by Arkados Group, Inc. (the “Company”), subject to all the terms and provisions thereof and of the Arkados Group, Inc. 2004 Stock Option and Restricted Stock Plan (the “Plan”), and notify you of my desire to purchase ____________ shares of Common Stock of the Company at a price of $___________ per share pursuant to the exercise of said Option. This will confirm my understanding with respect to the shares to be issued to me by reason of this exercise of the Option (the shares to be issued pursuant hereto shall be collectively referred to hereinafter as the “Shares”), unless such exercise occurs after a registration statement is filed and effective, as follows:

(a) I am acquiring the Shares for my own account for investment with no present intention of dividing my interest with others or of reselling or otherwise disposing of any of the Shares.

(b) The Shares are being issued without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon one or more exemptions contained in the Act, and such reliance is based in part on the above representation.

(c) The certificates for the Shares to be issued to me will bear a legend substantially as follows:

“The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the Company of a favorable opinion of its counsel and/or submission to the Company of such other evidence as may be satisfactory to counsel for the Company, to the effect that any such transfer shall not be in violation of the Act and the State Acts.

“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Stock Restriction Agreement between the Company and the registered owner of this certificate (or his predecessor in interest), and no transfer of such shares may be made without compliance with that Agreement. A copy of that Agreement is available for inspection at the office of the Company upon appropriate request and without charge.”

Appropriate stop transfer instructions will be issued by the issuer to its transfer agent.

(d) Since the Shares have not been registered under the Act, they must be held indefinitely until an exemption from the registration requirements of the Act is available or they are subsequently registered, in which event the representation in Paragraph (a) hereof shall terminate. As a condition to any transfer of the shares, I understand that the issuer will require an opinion of counsel satisfactory to the issuer to the effect that such transfer does not require registration under the Act or any state securities law.

(e) The issuer is not obligated to comply with the registration requirements of the Act or with the requirements for an exemption under Regulation A or Regulation D under the Act for my benefit.

Total Amount Enclosed: $__________

Date:________________________                         ____________________________________
(Optionee)

EXHIBIT D

Form of Agreement and General Release

************************************************

AGREEMENT AND GENERAL RELEASE

Agreement and General Release (the “Agreement”) made as of __________, 2007 by and between Aster Wireless, Inc., a Delaware corporation (the “Company”), which is located at __________________________________________________________, and _______________ (“Employee”), who is domiciled at _________________________________________________.

WHEREAS, the Company proposes to merge (the “Merger”) with and into Arkados, Inc., a Delaware corporation (“Arkados”); and

WHEREAS, Arkados has offered and Employee has accepted employment by Arkados commencing on the effective date of the Merger; and

WHEREAS, the parties desire to settle fully and finally any and all differences between Employee and the Company, including, but not limited to, any differences that might arise out of Employee’s employment with the Company and the termination thereof;

NOW, THEREFORE, IT IS AGREED THAT:
1. Employee’s employment with the Company terminated or will terminate at the close of business on the effective day of the Merger.

2. Employee acknowledges and agrees that the Company has paid to Employee all of Employee’s wages, commissions, bonuses, and accrued vacation pay, and that the Company owes Employee no other wages, commissions, bonuses, vacation pay, employee benefits, or other compensation or payments of any kind or nature, other than as provided in this Agreement.

3. (a)  Employee represents and warrants that Employee has returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), Company credit cards, and all other materials or other things in Employee’s possession, custody, or control which are the property of the Company, including, but not limited to, any Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to Employee’s employment, or obtained or created in the course of his employment, with the Company.

(b)  Employee hereby represents that, other than those materials that Employee has returned to the Company pursuant to Paragraph 3(a) above, Employee has not copied or caused to be copied, and has not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company, and that Employee will not do so. Employee further represents that Employee has not retained and will not retain in his possession any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, were obtained or created in the course of Employee’s employment, or relate to employment with the Company.

4. Employee, in consideration of Arkados offer of employment and other valuable consideration pursuant to Paragraph 4 of this Agreement, releases and forever discharges the Company and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such controlling shareholders, subsidiaries, affiliates, related companies and divisions), and all persons acting by, through, under, or in concert with any of them (the Company and the foregoing other persons and entities are hereinafter defined separately and collectively as the “Releasees”), from all actions, causes of action, claims, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Employee’s employment with the Company, any agreement concerning such employment, or the termination of such employment, including, but not limited to, any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any and all claims of employment discrimination on any basis or of unlawful retaliation, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), under the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended, under the Americans With Disabilities Act of 1990, under the Civil Rights Act of 1991, under the Immigration Reform and Control Act of 1986, as amended, under the New York State Human Rights Law, as amended, and under the New York City Human Rights Law, as amended; and any claim for attorneys’ fees, experts’ fees, disbursements or costs; which against the Releasees, Employee, Employee’s heirs, executors, administrators, or assigns ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of Employee’s execution of this Agreement.

5. Except as otherwise provided in Paragraph 14 of this Agreement, Employee represents and warrants that Employee has never commenced or filed, and Employee covenants and agrees never to commence, file, aid, or in any way prosecute or cause to be commenced or prosecuted any such claims or actions against the Releasees or any of them.

6. Employee shall keep confidential, and shall not hereafter disclose to any person, firm, corporation, governmental agency, or other entity, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing, pricing strategies, customer lists, customer contacts, marketing plans, product introductions, advertising or promotional programs, sales, its financial health, and other confidential business matters.

7. Employee shall keep the terms, amount, and fact of this Agreement confidential, and shall not hereafter disclose any information concerning this Agreement to any person, firm, corporation, governmental agency, or other entity, without the prior written consent of the Company. This prohibition does not apply to any filing or related communication with any federal, state, or local taxing authority, or to communications with an immediate family member, counsel, or professional tax advisor, who agrees, in advance, to be similarly bound. Employee will be responsible for insuring that any such individuals keep the fact and terms of this Agreement confidential.

8.  Employee and the Company mutually agree that the terms of her termination of employment are amicable and mutually acceptable and each party agrees with the other that neither shall malign, defame, blame, or otherwise disparage the other, either publicly or privately regarding the past or future business or personal affairs of the Company or the Employee, or any other officer, director or employee of the Company.

9. Employee agrees to indemnify and hold harmless each and all of the Releasees from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees, incurred by the Releasees, or any of them, arising out of any breach by Employee of this Agreement, or the fact that any representation made by Employee in this Agreement was false when made.

10. Should any provision of this Agreement be declared or determined by a court to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby and said illegal or invalid provision shall be deemed not to be a part of this Agreement.

11. This Agreement sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto, and may not be modified orally.

12. This Agreement shall be deemed to have been made at New York, New York and shall be interpreted, construed, and enforced pursuant to the laws of the State of New York.

13. This Agreement shall not in any way be construed as an admission by the Company of any liability, or of any wrongful acts whatsoever against Employee or any other person.

14. Notwithstanding any other provision of this Agreement to the contrary:

(a)  The Company and Employee agree that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed.

(b)  The Company and Employee agree that this Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Employee further agree that Employee knowingly and voluntarily waives all rights or claims (that arose prior to Employee’s execution of this Agreement) Employee may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.

(c)  The Company and Employee agree that, for a period of seven (7) days following the execution of this Agreement, Employee has the right to revoke this Agreement by written notice to ___________, Chief Executive Officer of the Company. The Company and Employee further agree that this Agreement shall not become effective or enforceable until the eighth (8th) day after the execution of this Agreement; and that in the event Employee revokes this Agreement prior to the eighth (8th) day after the execution of this Agreement, this Agreement, and the promises contained in this Agreement, shall automatically be deemed null and void.

(d)  The Company hereby advises and urges Employee in writing to consult with an attorney prior to executing this Agreement. Employee represents and warrants that the Company gave Employee a period of twenty-one (21) days in which to consider this Agreement before executing this Agreement.

(e)  Employee’s acceptance of salary from Arkados, at any time more than seven (7) days after the execution of this Agreement shall constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.

(f)  If Employee executed this Agreement at any time prior to the end of the twenty-one (21) day period that the Company gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for twenty-one (21) days, and was due to Employee’s belief that Employee had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

15. This Agreement shall not affect or be used to interfere with Employee's protected right to test in any court, under the Older Worker Benefit Protection Act, or like statute or regulation.

16. EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS

AGREEMENT WITH AN ATTORNEY; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH SUCH ADVICE OF HIS ATTORNEY, AS EMPLOYEE DEEMED APPROPRIATE.
ASTER WIRELESS, INC.

By: ____________________________
Chief Executive Officer

STATE OF NEW YORK )
: ss.:
COUNTY OF NEW YORK )
On _________________, 2006 before me personally came __________ to me known and known to me to be the individual described in and who executed the foregoing Agreement, and she duly acknowledged to me that she voluntarily and knowingly executed the said Agreement, after having read and understood said document.

_________________________________
Notary Public